Exhibit 5.3

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Ottawa Calgary New York

June 8, 2016

Emera Incorporated

5151 Terminal Road

Halifax, Nova Scotia B3J 1A1

Ladies and Gentleman:

We refer to the prospectus included as part of the amendment no. 1 to the registration statement on Form F-10 of Emera Incorporated (the “Prospectus”) filed with the U.S. Securities and Exchange Commission on the date hereof.

We hereby consent to the references to our name under the captions “Legal Matters”, “Documents Filed as Part of the Registration Statement”, “Interests of Experts” and “Enforcement of Civil Liabilities” in the Prospectus and to the use of our opinion under the caption “Certain Canadian Federal Income Tax Considerations”.

Very truly yours,

/s/ OSLER, HOSKIN & HARCOURT LLP

Osler, Hoskin & Harcourt LLP